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                                   FORM 8-A/A

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

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                                  SALTON, INC.
             (Exact name of registrant as specified in its charter)

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                Delaware                                  36-3777824
     (State or other jurisdiction             (IRS Employer Identification No.)
           of incorporation)

                1955 W. FIELD COURT, LAKE FOREST, ILLINOIS 60045
                    (Address of principal executive offices)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:


             TITLE OF EACH CLASS                NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                EACH CLASS IS TO BE REGISTERED
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        Rights to Purchase Series A                New York Stock Exchange
   Junior Participating Preferred Stock


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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

     None


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     We hereby amend our Form 8-A filed on June 29, 2004, related to the Rights
Agreement (the "Rights Agreement") dated as of June 28, 2004 between Salton, Inc. (the "Company") and UMB Bank, N.A., as Rights Agent (the "Rights Agent"), to add the items set forth below. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement, as amended.

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On June 7, 2006, Salton, Inc. and UMB Bank, as Rights Agent, entered into a First Amendment (the "Rights Agreement Amendment") to the Rights Agreement dated June 28, 2004 (the "Rights Agreement"). The effect of the Rights Agreement Amendment is to: (i) increase certain triggering thresholds for the determination of an Acquiring Person from 20% to 25%; (ii) provide that the issuance, or the right to issue, by the Company of shares of common stock of the Company to a person or entity upon redemption by the Company of the Series A Voting Convertible Preferred Stock of the Company shall not result in such person or entity becoming an Acquiring Person; and (iii) provide that the issuance, or the right to issue, by the Company of shares of common stock of the Company to a person or entity in accordance with the anti-dilution provisions of the Series A Voting Convertible Preferred Stock of the Company shall not result in such person or entity becoming an Acquiring Person.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.   EXHIBITS


     EXHIBIT
       NO.                            DESCRIPTION
     -------                          -----------

       2.1 Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant.(1)

       4.1 Rights Agreement, dated as of June 28, 2004, by and between the Registrant and UMB Bank, N.A., which includes the form of Certificate of Designation for the Series A Junior Participating Preferred Stock as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Stockholder Rights Agreement as Exhibit C.(1)

       4.2 First Amendment to Rights Agreement, dated as of June 7, 2006, by and between the Registrant and UMB Bank, N.A.

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(1)   Previously filed as an exhibit to the Registrant's current report on Form
      8-K with the Securities and Exchange Commission on June 29, 2004, and incorporated herein by reference.


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                                    SIGNATURE


     Pursuant to the requirements Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  June 7, 2006

                                          SALTON, INC.


                                          /s/ WILLIAM B. RUE
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                                          William B. Rue
                                          President and Chief Operating Officer
                                          and Director